                                    EXHIBIT 4

                                MERGER AGREEMENT

                    AGREEMENT AND PLAN OF REORGANIZATION
                             DATED DECEMBER 20, 1996


                                  BY AND AMONG
                           FIRST SECURITY CORPORATION,
                         FIRST SECURITY INSURANCE INC.,
                      OLSON & HAIG EMPLOYEE BENEFITS, INC.
                                       AND
                                   JAMES HAIG


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), is made and entered into as of the 20th day of December, 1996, by and among First Security Corporation, a Delaware corporation ("FSC"), First Security Insurance Inc., a Utah corporation ("FSI"), Olson & Haig Employee Benefits, Inc., a Utah corporation ("O&H"), and James Haig, an officer and director and the sole shareholder of O&H ("SHAREHOLDER").

                                    RECITALS

     A. FSC is a multi-bank holding company with its principal place of business in Salt Lake City, Utah.

     B. FSI is a wholly-owned insurance subsidiary of FSC with its principal place of business in Salt Lake City, Utah.

     C. O&H is an insurance agency specializing in health and employee benefits with its principal place of business in Sandy, Utah.

     D. O&H is authorized by its Articles of Incorporation to issue 40,000 shares of common stock, par value $1.00 per share, ("O&H COMMON STOCK") of which as of the date of this Agreement there were 999 shares issued and outstanding, and 10,000 shares of preferred stock, par value $1.00 per share, ("O&H PREFERRED STOCK") of which as of the date of this Agreement there were no shares issued and outstanding.

     D. The parties hereto desire that O&H be merged with and into FSI upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the recitals listed above, and of the terms and mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto covenant and agree, subject to the satisfaction or waiver of the conditions contained herein, that O&H shall be merged with and into FSI, in accordance with the laws of the State of Utah, and do hereby agree, prescribe and set forth the terms and conditions of such merger (the "MERGER"), and the mode of carrying the same into effect, as follows:

     1.  MERGER OF O&H INTO FSI.

          1.1 MERGER. Subject to the terms and conditions of this Agreement, O&H shall be merged with and into FSI at the Closing (as defined in Section 2.1 below), with FSI being the surviving corporation. The parties intend the Merger to constitute a nontaxable reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended.

     2.  CLOSING OF THE MERGER.

          2.1 CLOSING. Unless this Agreement is earlier terminated in accordance with Article 8, O&H shall be merged with and into FSI, with FSI being the surviving entity, all as contemplated by this Agreement and in the Merger Agreement attached hereto as Exhibit A, at a closing (the "CLOSING") to be held at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Suite 400, Salt Lake City, Utah, on December 31, 1996 (the "CLOSING DATE"), or in such other manner or at such other date and time as upon which the parties may mutually agree.

          2.2 FILING OF ARTICLES OF MERGER AND PLAN OF MERGER. FSI and O&H shall execute Articles of Merger in substantially the form attached to this Agreement as Exhibit B. The Merger shall be effected by filing such Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code (the "DIVISION"). The term "EFFECTIVE DATE" shall mean the date on which the Articles of Merger are filed in Utah, and the "EFFECTIVE TIME" shall mean the time at which the Merger is effective under the Utah Revised Business Corporation Act.

          2.3 EFFECT OF THE MERGER. At the Effective Time, O&H shall be merged, in accordance with the Utah Revised Business Corporation Act, with and into FSI, and FSI, as the surviving corporation, shall continue its corporate existence under the laws of the State of Utah. The separate corporate existence of O&H shall terminate at the Effective Time and all of the assets of O&H shall become the property of FSI as the surviving corporation. The outstanding shares of O&H Common Stock shall be converted into shares of FSC common stock and cash, as provided in Section 2.4, below.

          2.4  CONVERSION OF SHARES.

               (a) BASIS FOR CONVERSION OF SHARES. The basis for converting and exchanging the issued and outstanding shares of the stock of each of the constituent corporations shall be as follows:

                    (i) FSI SHARES. All shares of common stock, par value $10.00 per share, of FSI ("FSI COMMON STOCK") that are outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding immediately after the Effective Time of the Merger.

                    (ii) O&H CAPITAL STOCK. There are no shares of O&H Preferred Stock issued and outstanding as of the date hereof, and there shall be no shares of Preferred Stock issued and outstanding prior to the Effective Time. All of the issued and outstanding shares of O&H Common Stock, and all rights in respect thereof, shall be converted, IPSO FACTO, and without any action on the part of the Shareholder, into the right to receive a total of 52,000 shares of the common stock, par value $1.25, of FSC ("FSC COMMON STOCK").

               (b)  SURRENDER OF CERTIFICATES.

                    (i) RIGHTS UPON SURRENDER. After the Effective Time of the Merger, Shareholder shall, upon surrender for cancellation of a certificate or certificates representing such shares to FSC or its agent designated for such purpose, be entitled to receive a certificate or certificates representing the number of shares of FSC Common Stock into which such shares of O&H Common Stock shall have been converted pursuant to the provisions of this Article 2 (subject to Section 2.4.3 below).

                    (ii) RIGHTS PENDING SURRENDER. Until so surrendered, the certificates which prior to the merger represented shares of O&H Common Stock shall be deemed, for all corporate purposes, to evidence the right to receive the shares of FSC Common Stock into which such shares of O&H Common Stock shall have been converted; provided, however, that (a) no dividends with respect to shares of O&H Common Stock so converted to FSC Common Stock shall be paid until the holder shall have surrendered certificates therefor, at which time the Shareholder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted, and (b) no interest shall accrue or be payable with respect to the amount of cash into which any fractional share shall have been converted pursuant to Section 2.4.3 below.

                    (iii) ISSUANCE OF CERTIFICATES IN DIFFERENT NAME. If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to FSC or its agent designated for such purpose any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC or its agent that such tax has been paid or is not payable. In this connection, Shareholder shall not transfer shares of FSC or present any certificate of transfer into the name of another person for a period of time measured by the holding period of Rule 144 under the Securities Act of 1933, as amended from time to time, except as such transfer or certificate transfer is permitted under the provisions of this Agreement covering the registration of Shareholder's shares of FSC Common Stock, and except as may be called for by a bona fide estate plan of Shareholder.

               (c) FRACTIONAL SHARES. No fractional shares of FSC Common Stock shall be issued in or as a result of the Merger. In lieu of any such fractional shares, Shareholder, if entitled to a fraction of a share of FSC Common Stock upon surrender of stock certificates as provided in Section 2.4.2 above, will be paid an amount of cash (without interest) determined by multiplying (a) $25.00, by (b) the fractional share interest in FSC Common Stock to which Shareholder would otherwise be entitled.

          2.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of FSI in effect immediately prior to the Effective Time of the Merger shall be and constitute the Articles of Merger of FSI as the surviving corporation until further amended in the manner provided by law.

          2.6 BYLAWS. The Bylaws of FSI as in effect immediately prior to the Effective Time of the Merger shall be and constitute the Bylaws of FSI as the surviving corporation, until further amended in the manner provided by law.

          2.7 DIRECTORS. The Board of Directors of FSI, and the members thereof, immediately prior to the Effective Time shall be and constitute the Board of Directors and the members thereof of FSI as the surviving corporation.

          2.8 OFFICERS. The officers of FSI immediately prior to the Effective Time shall be and constitute the officers of FSI as the surviving corporation.

          2.9 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, FSI as the surviving corporation, or its successors or assigns, shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in FSI its rights, title or interest in, to or under any of the rights, properties or assets of O&H acquired or to be acquired by FSI as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of FSI shall be authorized to execute and deliver, in the name and on behalf of O&H or otherwise, all deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of O&H or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties and assets of O&H or otherwise to carry out this Agreement.

     3.  CONDITIONS OF CLOSING.

          3.1 CONDITIONS OF CLOSING FOR ALL PARTIES. The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

               (a) REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to, the consents, approvals and permissions of all applicable regulatory authorities, which are necessary to the carrying out of the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph 3.1.1 shall not have imposed any significant conditions which FSC and FSI reasonably deem to be materially disadvantageous or burdensome.

               (b) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter by any third party which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

          3.2 CONDITIONS OF CLOSING FOR FSC AND FSI. The obligation of FSC and FSI, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

               (a) O&H RESOLUTIONS; CORPORATE DOCUMENTS. O&H shall have delivered to FSI a certified copy of resolutions duly adopted by its Board of Directors and by Shareholder approving this Agreement and the Merger as contemplated hereby. O&H shall deliver to FSI (i) a copy, certified by the Division, of O&H's Articles of Incorporation as amended to date; (ii) a copy, certified by O&H's corporate secretary, of O&H's Bylaws as amended to date; and
(iii) a certificate of good standing as to O&H, dated as of a recent date, issued by the Division.

               (b) O&H'S AND SHAREHOLDER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Unless waived in writing by FSI and FSC in their sole discretion, the respective representations and warranties of O&H and Shareholder contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, O&H and Shareholder shall have performed all of their respective obligations and agreements hereunder theretofore to be performed by them. FSC and FSI shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, from O&H, executed on its behalf by one of its duly authorized executive officers, and from Shareholder.

               (c) OPINION OF O&H'S COUNSEL. Unless waived in writing by FSC and FSI in their sole discretion, FSC and FSI shall have received at the Closing from Hill, Harrison, Johnson & Schmutz, counsel to O&H and Shareholder, a written opinion, dated the Closing Date, substantially in the form of Exhibit C hereto.

               (d) POOLING OF INTERESTS. Unless waived in writing by FSC in its sole discretion, FSC shall have received a letter from Deloitte & Touche, its independent public accountants, in form and substance reasonably satisfactory to FSC, that the transaction may be properly accounted for as a "pooling of interests."

               (e) CONDITION OF O&H. FSI shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted as soon as possible after execution of this Agreement and updated as of the Closing Date, that (i) the assets, books, records and operations of O&H are in satisfactory condition and will not adversely impact FSI after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of O&H by FSI, there are no liabilities (existing, threatened or contingent) which FSI, in its discretion, determines to be unacceptable; (iii) O&H owns its assets free and clear of any claims or encumbrances except as otherwise set forth on Section 5.10 of the Disclosure Schedule, as defined in Section 5.1, below; (iv) the net earnings before taxes of O&H for the fiscal years ended December 31, 1994, and December 31, 1995, and for the period ended June 30, 1996, are as reported in the O&H Financial Statements, as defined in Section 5.6 below, previously delivered to FSI; and (v) as of the Closing Date, the net worth of O&H, calculated in accordance with generally accepted accounting principles, and after accrual or payment of all applicable taxes and of its expenses incurred with respect to the Merger, including but not limited to auditor's and attorneys' fees, will equal or exceed its net worth as set forth in the December 31, 1995 O&H Financial Statements.

               (f) SHAREHOLDER'S EMPLOYMENT AGREEMENT. Shareholder shall have entered into an employment agreement with FSI substantially in the form of Exhibit D hereto.

               (g) NON-COMPETITION AGREEMENTS. Each licensed sales person employed by O&H shall have entered into an agreement not to compete with FSI substantially in the form of Exhibit E hereto.

               (h) TAX MATTERS. Unless waived in writing by FSC in its sole discretion, FSC shall have received an opinion from its counsel to the effect
(i) that the Merger will constitute a nontaxable reorganization in accordance with Section 368(a) of the Code, and (ii) that any other matters agreed to by the parties will be favorably treated for tax purposes.

               (i) TERMINATION OF O&H EMPLOYEE BENEFIT PLANS. With the exception of the Olson & Haig (formerly Benefit Brokers, Inc.) Employees' Retirement Plan and Trust (the "RETIREMENT PLAN"), the Plans, as defined in
Section 5.18 below, shall have been terminated prior to the Closing Date.

               (j) RETIREMENT PLAN. The Retirement Plan shall not have been terminated and O&H and Shareholder shall execute and deliver to FSI all such documents and take all such actions as are necessary to cause FSC to be substituted as the sole sponsor and First Security Bank, N.A. to be substituted as the sole Trustee under the Retirement Plan effective as of the Effective Date of the Merger.

          3.3 CONDITIONS OF CLOSING FOR O&H AND SHAREHOLDER. The obligation of O&H and Shareholder, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

               (a) FSC AND FSI REPRESENTATIONS AND WARRANTIES. Unless waived in writing by O&H in its discretion, the representations and warranties of FSC and FSI contained in this Agreement shall be correct on and as of the Effective Time with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSI shall have performed all of their obligations and agreements hereunder theretofore to be performed by them. O&H shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of each of FSC and FSI by one of their respective duly authorized executive officers.

               (b) OPINION OF FSC COUNSEL. Unless waived in writing by O&H, O&H shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC, a written opinion, dated the Closing Date, substantially in the form of Exhibit F hereto.

     4.  COVENANTS OF O&H AND SHAREHOLDER.

          4.1 NEGATIVE COVENANTS. Except as otherwise specifically provided in this Agreement, between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, neither O&H nor Shareholder shall, without the prior written authorization of the President of FSI:

               (a) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make or approve any change in O&H's authorized capital stock, or issue, agree to issue or permit O&H to become obligated to issue any shares of O&H's capital stock, or securities convertible into its capital stock, or, with respect to Shareholder, sell, agree to sell or become obligated to sell any shares of O&H Common Stock.

               (b) OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights of any kind relating to the purchase of shares of O&H Common Stock, or securities convertible into shares of O&H Common or Preferred Stock.

               (c) DIVIDENDS. Declare or pay any dividends or other distributions on any shares of O&H Common Stock.

               (d) PURCHASE OF SHARES. Purchase or otherwise acquire, or agree or become obligated to acquire, any shares of O&H Common Stock.

               (e) BENEFIT PLANS. Except as required by law, enter into or amend any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of its directors, officers or other employees.

               (f) CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes O&H not to conduct its business in a manner consistent with normal business practices or
(ii) has or is likely to have a material and adverse effect on O&H's financial condition (present or prospective), businesses, properties, assets or operations (the parties hereto recognize that the operation of O&H until the Effective Time is the responsibility of O&H and its Board of Directors and officers; nevertheless, O&H shall keep FSI advised of all important changes in its financial condition (present or prospective), businesses, properties, assets or operations).

               (g) ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any significant part of the assets of any other company.

               (h) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, mortgage, pledge or subject to a lien or any other encumbrance any of O&H's assets, dispose of any of O&H's assets, incur or cancel any of O&H's indebtedness or claims, permit O&H to purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $5,000.00, or increase any compensation or benefits payable to O&H's officers or employees, except routine merit increases in accordance with past practices.

               (i) AMENDMENTS TO ARTICLES AND BYLAWS. Amend O&H's Articles of Incorporation or Bylaws.

               (j) BANK ACCOUNTS. Change O&H's banking or safe deposit arrangements.

          4.2 AFFIRMATIVE COVENANTS. O&H and Shareholder hereby jointly and severally covenant to and agree with FSI and FSC that:

               (a) ACTIONS; INVESTIGATION; ACCESS. O&H and Shareholder shall diligently endeavor to take or cause to be taken all action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSI to that end, including, without limitation, by providing to FSC and FSI, and their employees, agents, accountants and counsel, access to O&H's books, records, reports, tax returns and facilities and to O&H's employees, agents, accountants and counsel; provided, however, that FSC and FSI shall perform and conduct such investigation in a manner that will not unreasonably interfere with O&H's normal operations, customers or employee relations.

               (b) REGULATORY APPROVALS. O&H and Shareholder shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken, as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSI to that end, and
(ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Section 3.1.1. O&H shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

               (c) NOTIFICATION OF ACTIONS. O&H & Shareholder shall immediately notify FSC and FSI in the event of the breach of any of its covenants, or the covenants of Shareholder, as set forth in this Article 4.

               (d) INTERIM FINANCIAL STATEMENTS. O&H will promptly provide to FSI from time to time prior to the Effective Time all interim financial statements that it customarily prepares.

               (e) CONDUCT AND PRESERVATION OF BUSINESS AND EMPLOYEE RELATIONSHIPS. Between the date hereof and the Effective Time, O&H shall conduct its business in the normal and regular manner and shall cooperate with FSI in its efforts to retain for the benefit of FSC and FSI the continuing service of the present officers and employees of O&H, and shall continue to conduct business with the normal efforts to preserve the goodwill of customers and others having business relations with O&H, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect.

     5. REPRESENTATIONS AND WARRANTIES OF O&H AND SHAREHOLDER. As an inducement to FSI and FSC to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, O&H and Shareholder hereby jointly and severally represent and warrant to FSI and FSC that the statements contained in this Article 5 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

          5.1 DISCLOSURE SCHEDULE. Attached to this Agreement is a schedule (the "DISCLOSURE SCHEDULE") which contains certain information regarding O&H as referenced in various places in this Agreement. All information set forth in the Disclosure Schedule shall be deemed for purposes of this Agreement to constitute an integral part of this Agreement and of O&H's representations and warranties under this Agreement. The Disclosure Schedule is arranged in sections corresponding to the lettered and numbered paragraphs within this Article 5.

          5.2 ORGANIZATION, CONDUCT OF BUSINESS, ETC. O&H (i) is duly organized, validly existing and in good standing under the laws of the State of Utah; (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses require such qualification, except where failure to so qualify would not have a material adverse effect on O&H or its businesses, operations, properties, assets or condition (financial or otherwise); and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on O&H or its businesses, operations, properties, assets or condition (financial or otherwise). The states in which O&H is qualified to do business are listed on Section 5.2 of the Disclosure Schedule. There has not been any claim by any other state or jurisdiction to the effect that O&H is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

          5.3 OPTIONS, WARRANTS, ETC. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, units or other commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of O&H, whether by O&H or Shareholder.

          5.4 CAPITAL STOCK. All the outstanding shares of O&H Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Shareholder owns all of the issued and outstanding shares of O&H Common Stock, free and clear of any security interest, pledge, lien, encumbrance or claim. No shares of O&H Common Stock are subject to any voting or shareholder's or similar agreement or arrangement restricting the transferability thereof, granting to any person or entity a right of first refusal with respect thereto, or restricting or controlling the voting thereof. No restrictive legend appears on the face or back of any certificates representing O&H Common Stock. O&H has no equity interest in any other business entity or organization. There are no shares of Preferred Stock issued and outstanding as of the date hereof and no shares of Preferred Stock shall be issued prior to the Effective Time.

          5.5 AUTHORIZATION; VALIDITY OF AGREEMENT. O&H has all necessary corporate power and authority to execute and deliver this Agreement. Shareholder has all necessary power and authority to execute and deliver this Agreement. This Agreement has been, or will have been prior to the Closing Date, duly and validly approved by all necessary corporate action on the part of O&H, including by the Board of Directors of O&H and its sole shareholder, has been duly executed and delivered on O&H's behalf, has been duly executed and delivered by Shareholder, constitutes a valid and binding agreement of O&H and Shareholder, and is enforceable against each of them in accordance with its terms.

          5.6 O&H FINANCIAL STATEMENTS. Section 5.6 contains O&H's Balance Sheets as of December 31, 1994, and December 31, 1995, and its Statements of Income and Statements of Cash Flow for its fiscal years ended December 31, 1994, and December 31, 1995, together with a review thereof by independent certified accountants reasonably acceptable to FSC and FSI and its interim Balance Sheet and Statement of Income for the period ended June 30, 1996 (collectively, the "O&H FINANCIAL STATEMENTS"). The O&H Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and present fairly O&H's financial condition, results of operations and changes in cash position as of their respective dates (except for such interim statements which require customary year-end adjustments).

          5.7 O&H TAX RETURNS. O&H has delivered true and correct copies of all tax returns filed by it for its fiscal years ending 1993, 1994 and 1995. O&H has filed all federal tax returns and all state and local tax returns (whether relating to income, sales, franchise, real or personal property or other types of taxes) required to be filed, and has paid all taxes that have become due pursuant to such returns. No penalties or other charges are, or will become, due with respect to the late filing of any such return. Each such tax return heretofore filed by O&H correctly and accurately reflects the amount of its tax liability thereunder. O&H has also paid all other assessments or taxes to the extent that the same have become due and payable. The reserve on its Balance Sheet as of June 30, 1996, as included in Section
5.6 of the Disclosure Schedule, for accrued and unpaid taxes is sufficient for the payment of all federal, state, local, county and foreign taxes, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of O&H's business up to and through the date of such balance sheet. None of O&H's federal, state or local income or other tax returns has been audited. Except as set forth on Section 5.7 of the Disclosure Schedule, there are not in force any extensions of time with respect to the dates on which any tax return was or is due to be filed by O&H, or any waivers or agreements by it for the extension of time for the assessment or payment of any tax.

          5.8 OTHER LIABILITIES. Except as and to the extent reflected or reserved against in O&H's Balance Sheet as at June 30, 1996, as included in
Section 5.6 of the Disclosure Schedule, or as set forth on Section 5.8 of the Disclosure Schedule, O&H has no liabilities or debts, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Subsequent to the date of such Balance Sheet, O&H has not incurred any liabilities or debts of any nature whatsoever other than those incurred in the ordinary course of business and which, individually or in the aggregate, exceed $2,500.00. Except as set forth on Section 5.8 of the Disclosure Schedule, there are no suits, actions or proceedings pending or, to the knowledge of O&H or any of its directors, officers or Shareholder, threatened, or any contingent liability, which would give rise to any right of indemnification on the part of any director or officer of O&H or his or her heirs, executors or administrators, as against O&H or any successor to the business of O&H.

          5.9  ENVIRONMENTAL MATTERS.

               (a) CERTAIN DEFINITIONS. For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall include all state and federal laws, rules, regulations and standards designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. Sections 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sections 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A. Sections 1251, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.A. Sections 6901, ET SEQ., the Toxic Substances Control Act, 15 U.S.C.A. Sections 2601, ET SEQ., any Utah underground storage tank laws, and other federal or state environmental law or regulation. "HAZARDOUS SUBSTANCE" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any Environmental Law.

               (b) COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in Section 5.9 of the Disclosure Schedule, with respect to the real property owned, leased or operated by O&H, to the best knowledge of O&H, neither O&H nor any predecessor owner to O&H has stored, disposed of or arranged for the disposal of any hazardous substance at any such site, or permitted others to do so, so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under any Environmental Law.

               (c)  NO CONTAMINATION.   Except as set forth in Section 5.9 of
the Disclosure Schedule, after due inquiry and investigation, the real property owned, leased or operated by O&H has never contained or had located thereon, or been used by previous owners and/or operators or O&H, for storage of, or construction with, any Hazardous Substance.

               (d) NOTICE OF VIOLATION. O&H has not received a summons, citation, directive, letter, notice of violation, request for information or other written communication from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any Hazardous Substance affecting property owned, leased or operated by O&H or concerning any other possible violation by O&H of any Environmental Law.

          5.10 TITLE TO PROPERTIES. Except as set forth in Section 5.10 of the Disclosure Schedule, O&H owns, free and clear of any security interest, lien, claim, charge, option, or other encumbrance, all of the property, real, personal or mixed, reflected in its Financial Statements or otherwise owned by it, and all property acquired since such date. In O&H's opinion, all such properties which are material to its business or operations are in a good state of maintenance and repair and are adequate for their current uses and purposes.

During each of the past three calendar years, O&H and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, and such insurance protection continues in effect as of the date hereof. O&H has delivered to FSI true and correct copies of all deeds, title insurance policies and surveys it has with respect to the real property owned by it and copies of all leases with respect to real property leased by it, if any.

          5.11 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of O&H's Articles of Incorporation or Bylaws, or any agreement to which O&H is a party or by which it is bound or to which any of its properties is subject, or result in the creation of any liens or encumbrances upon its assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities.

          5.12 LICENSES. All licenses, permits, and other governmental authorizations that are required in connection with O&H's business have been obtained, are in full force and effect as of the date hereof, and will be in full force and effect on the Effective Date. Such licenses, permits, and authorizations are valid and sufficient for all business presently carried on by it, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities. Section 5.12 of the Disclosure Schedule contains a list of all such licenses, permits and authorizations and all applications therefor.

          5.13 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1995, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of O&H.

          5.14  ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth on
Section 5.14 of the Disclosure Schedule is a complete and accurate listing of all litigation, administrative and other proceedings to which O&H is a party.
 There are no other actions, proceedings or investigations pending, or to the knowledge of Shareholder, the directors or the executive officers of O&H, threatened or contemplated, against or relating to O&H or any of its properties or assets (and none of the directors or officers or Shareholder are aware of any facts that would give rise to any such claim).

          5.15 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Shareholder and O&H directly with FSC and FSI without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Shareholder or O&H in such a manner as to give rise to any valid claim against O&H, FSC or FSI for a brokerage commission, finder's fee or like payment.

          5.16 MATERIAL CONTRACTS. Section 5.16 of the Disclosure Schedule is a complete and accurate list of the following contracts, agreements, and other legally binding arrangements (hereinafter collectively referred to as "ARRANGEMENTS"), to which O&H is a party on the date hereof:

               (a) any arrangement with any employee, agent or independent contractor;

               (b) any management incentive, bonus or compensation plans not described in Section 5.18 of the Disclosure Schedule;

               (c) any arrangement or group of related arrangements (including the lease of real or personal property from or to third parties) providing for payments in excess of $2,500 per annum or in excess of $5,000 for the remaining term of the arrangement;

               (d) any arrangement in which O&H is participating as a general partner or joint venturer;

               (e) any arrangement which shall survive the Closing under which O&H has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $2,500;

               (f) any arrangement restricting the ability of O&H or Shareholder to compete with others;

               (g) any arrangement between Shareholder, on the one hand, and O&H, on the other hand;

               (h) any arrangement pursuant to which Shareholder has promised to pay, or loan any amount to, or sold, transferred or leased any property or assets to or from O&H;

               (i) any arrangement requiring O&H to pay severance or similar payments as a result of the transactions contemplated hereby;

               (j) any other material arrangement which will survive the Closing not entered into in the ordinary course of business;

               (k)  any general power of attorney or similar arrangement;

               (l) any arrangement for the sale of any of O&H's assets other than in the ordinary course of business or for the grant of any preferential rights to purchase any of its assets;

               (m) any arrangement under which O&H agrees to indemnify any party against tax liability;

               (n) material arrangements that can be canceled without liability, premium or penalty only on ninety days' or more notice; or

               (o) any arrangement for data processing services providing for payments in excess of $2,500 for the remaining term of the arrangement.

O&H has made available to FSC and FSI a correct and complete copy of each written arrangement listed in Section 5.16 of the Disclosure Schedule. With respect to each arrangement so listed, except for such of the following as to which the failure to be true and correct would not have a material adverse effect: (1) the arrangement is in full force and effect; (2) O&H is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by O&H, or permit termination, modification, or acceleration against O&H under the arrangement applicable to it; (3) O&H has not repudiated or waived any material provision of any such arrangement; (4) no other party to any such arrangement is in default in any respect thereunder; and (5) with respect to any lease disclosed pursuant to this Section 5.16, all rents and other amounts currently due thereunder have been paid; no waiver or indulgence or postponement of any obligation thereunder has been granted by any lessor or sublessor; and O&H has not received any notice that it has breached any term, condition or covenant. Except as disclosed in Section 5.16 of the Disclosure Schedule, none of the payments required to be made under any such arrangement has been prepaid more than 30 days prior to the date of such payment there-under.

          5.17 COMPLIANCE WITH LAWS. Except as set forth on Section 5.17 of the Disclosure Schedule, the conduct by O&H of its business does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of O&H.

          5.18  O&H'S EMPLOYEE BENEFITS.

               (a) Section 5.18 of the Disclosure Schedule contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by O&H (the "PLANS"). O&H has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of O&H.

               (b) With respect to each of the Plans, O&H has heretofore delivered to FSC and FSI true and complete copies of each of the following documents: (i) each Plan and related trust, if any, (including all amendments thereto); (ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA; and (iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Code.

               (c) All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements.

               (d) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

               (e) All amendments required under the Code have been made by O&H and approved by the IRS with respect to each Plan on or prior to the date of this Agreement.

               (f) Except as set forth in Section 5.18 of the Disclosure Schedule, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of O&H, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

               (g) There are no pending or, to O&H's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

               (h) Except as set forth in Section 5.18 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of O&H to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

          5.19  BANK ACCOUNTS.  Section 5.19 of the Disclosure Schedule lists
(a) the names of each bank, savings and loan, or other financial institution in which O&H has an account, and the account numbers and names of all persons authorized to draw thereon or have access thereto, and (b) the location of all lockboxes and safe deposit boxes of O&H and the names of all persons authorized to draw thereon or have access thereto. At the Closing

Date, O&H shall not have any such account, lockbox or safe deposit box other than those listed in Section 5.19 of the Disclosure Schedule.

          5.20 BOOK OF BUSINESS. Section 5.20 of the Disclosure Schedule contains a complete and accurate listing of O&H's "book of business" (as such term is used in the insurance industry), which identifies the name and address of every customer, together with (i) the annualized premium therefor;
(ii) the term; and (iii) the commission. Except as set forth in such Section of the Disclosure Schedule, O&H has remitted to the applicable carrier all premiums received on or before the date hereof.

          5.21 ACCOUNTS RECEIVABLE. Section 5.21 of the Disclosure Schedule contains a complete and accurate list of all accounts receivable held by O&H on the date hereof. All accounts receivable listed thereon (a) have arisen in the ordinary course of business; (b) represent valid obligations due to O&H and that are enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally or (ii) general principles of equity; and (c) will be collectible at their face amounts.

          5.22 INTELLECTUAL PROPERTY. Section 5.22 of the Disclosure Schedule contains a complete and accurate list of all trademarks, trade names, service marks and copyrights used by O&H as of the date hereof.
Except as set forth in Section 5.22 of the Disclosure Schedule, O&H owns or possess the royalty free licenses or other rights to use all copyrights, trademarks, service marks, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. O&H is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such persons pending, or to the knowledge of O&H and Shareholder threatened, with respect thereto.

          5.23 RECORDS. The books of account, minute books, stock record books and other records of O&H are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the business of O&H which properly should have been set forth therein and which have not been accurately so set forth.

          5.24 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither O&H nor any officer, employee or agent of O&H, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of O&H (or assist O&H in connection with any active or proposed transaction) which (a) would subject O&H to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b), if not given in the past, would have had a materially adverse effect on the assets, business or operations of O&H, or (c), if not continued in the future, would materially adversely affect O&H's assets, business, operations or prospects or which would subject O&H to suit or penalty in any private or governmental litigation or proceeding.

          5.25 DISCLOSURE. No representation or warranty by O&H or Shareholder contained in this Agreement, nor any statement or certificate furnished or to be furnished by O&H or Shareholder to FSC or FSI or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of O&H with adequate information as to O&H and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and O&H and Shareholder have disclosed to FSC and FSI in writing all material adverse facts known to them relating to the same.

     6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSI. As an inducement to O&H to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, FSC and FSI jointly and severally represent and warrant to O&H that the statements contained in this Article 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6).

          6.1  ORGANIZATION, CONDUCT OF BUSINESS, ETC.  Each of FSC and FSI
(i) is duly incorporated and validly existing and in good standing under the laws of the State of Delaware (in the case of FSC), or the State of Utah (in the case of FSI), (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on FSC and its consolidated subsidiaries, and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FSC and its consolidated subsidiaries.

          6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of FSC and FSI has all necessary corporate power and authority to execute and deliver this Agreement. This Agreement has been, or will have been prior to the Closing Date, duly and validly approved by their respective Boards of Directors (or the Executive Committee in the case of FSC) and by FSI's sole shareholder, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each, enforceable against each in accordance with its terms.

          6.3 FSC REPORTS. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the United States Securities and Exchange Commission (the "SEC") including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, and (iv) the FDIC. All such reports and statements filed with the SEC, the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, and other applicable state securities authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, to the best knowledge of the officers of FSC, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          6.4 FSC FINANCIAL STATEMENTS; TAX RETURNS. FSC's Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore, or hereafter to be, delivered to O&H, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC and FSI have filed all federal, state and local tax returns and forms, which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC or FSI (as the case may be) has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

          6.5 OTHER LIABILITIES. Except as and to the extent stated in the FSC Financial Statements provided by FSC to O&H, and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective businesses, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

          6.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1995 there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries.

          6.7 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSI's respective Certificate or Articles of Incorporation or Bylaws, or any material agreement to which FSC or FSI is a party or by which either of them is bound or to which any of their respective properties is subject or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities.

          6.8 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would materially and adversely affect the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC and FSI to consummate the Merger contemplated hereby.

          6.9 REGULATORY APPROVALS. FSC and FSI shall (i) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with O&H to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Section 3.1.1.

          6.10 FSC COMMON STOCK. All of the outstanding Common Stock of FSC is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, will be duly authorized, validly issued, fully paid and nonassessable.

          6.11  REGISTRATION OF SHAREHOLDER'S SHARES.   With respect to the
FSC Common stock which is to be issued in connection with the transactions contemplated by this Agreement, FSC shall use its best efforts to cause a Registration Statement on Form S-3 or other appropriate form to be filed with the Securities and Exchange Commission (the "SEC") within one hundred twenty
(120) days of the Effective Time and shall maintain the effectiveness of such registration for a period measured by the shorter of (a) twelve (12) months from and after the effectiveness of the registration under the Securities Act of 1933, as amended (the "1933 ACT") and (b) the holding period specified in Rule 144 under the 1933 Act, as amended from time to time, for the release of all restrictions and requirements of Rule 144 (for example, as currently provided in Rule 144(b) under the 1933 Act). The Registration Statement, at the time it becomes effective and during the effectiveness period, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under the 1933 Act (the "1933 RULES"). FSC will notify Shareholder of the date of filing the Registration Statement and will provide copies of the Registration Statement as filed, together with all amendments, to Shareholder on a timely basis. Upon effectiveness of the Registration Statement, FSC will provide Shareholder with five (5) copies of a "resale prospectus" for Shareholder's use in selling shares through the Registration Statement. The FSC Common Stock to be issued by FSC in connection with the Merger, as of the Effective Time, shall be duly qualified or exempted, as the case may be, under applicable federal and state Blue Sky securities laws.

          6.12 NOTIFICATION OF ACTIONS. FSC and FSI covenant and agree to immediately notify O&H in the event of the breach of any of the covenants set forth in this Article 7.

     7.  TERMINATION.

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of the Boards of Directors of FSC and FSI (or the Executive Committee in the case of FSC) and the Board of Directors of O&H; or

               (b) by the Boards of Directors of FSC and FSI (or the Executive Committee in the case of FSC) or the Board of Directors of O&H at any time after the expiration of sixty (60) days from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

               (c) by O&H, upon written notice to FSC and FSI at any time if any material representation or warranty of FSC or FSI contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSI fails to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

               (d) by FSC and FSI upon written notice to O&H and Shareholder at any time if any material representation or warranty of O&H or Shareholder contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if O&H or Shareholder fails to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance.

          7.2 EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 7.1 above, this Agreement shall become void and have no force or effect, except that provisions of this Agreement relating to confidentiality or payment of expenses and this Section shall survive the termination. Such termination shall not relieve any party of liability for any default prior to such termination.

     8.  INDEMNIFICATION.

          8.1  INDEMNIFICATION BY SHAREHOLDER.   Shareholder agrees that,
notwithstanding the Closing or the Effective Time, and regardless of any investigation at any time made by or on behalf of FSC or FSI in respect thereof, Shareholder will indemnify and save and hold FSC and FSI harmless from and against any cost, damage, liability, loss, expense or deficiency suffered or incurred by either of them, including without limitation court and investigation costs and reasonable attorneys' fees, arising out of or resulting from (a) any inaccuracy in any representation or the breach of any warranty made by O&H or Shareholder in this Agreement, (b) the inaccuracy of any information provided by Shareholder to FSC in connection with the preparation and filing of the Registration Statement, or (c) the failure by O&H or Shareholder to perform or observe any term, provision or covenant of this Agreement. Shareholder's indemnification obligations shall survive the Closing.

          8.2 INDEMNIFICATION BY FSC AND FSI. FSC and FSI agree that, notwithstanding the Closing or the Effective Time, and regardless of any investigation at any time made by or on behalf of O&H or Shareholder in respect thereof, FSC and FSI will jointly and severally indemnify and save and hold O&H and Shareholder harmless from and against any cost, damage, liability, loss, expense or deficiency suffered or incurred by either of them, including without limitation court and investigation costs and reasonable attorneys' fees, arising out of or resulting from any inaccuracy in any representation or the breach of any warranty made by FSC or FSI in this Agreement. FSC's and FSI's indemnification obligations shall survive the Closing.

          8.3 NOTICE. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, or if such party receives notice of any matter for which indemnification is to be given hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of a citation, summons or notice); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit, action or notice, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action not seeking injunctive relief, and to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, further, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

     9.  MISCELLANEOUS.

          9.1 COSTS. Each of the parties to this Agreement shall pay its or his own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by O&H or Shareholder, FSC or FSI, which breach either directly or indirectly results or would result in a failure to consummate the Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other parties for damages; provided, however, that any party may elect to forego the receipt of such payment, and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

          9.2 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the others in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

          9.3  NOTICES.

               (a) MANNER OF GIVING NOTICE. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("FAX"), or by first class mail, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed to such address. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, but only if receipt is confirmed by a return fax signed by the addressee.

          IF TO FSC AND FSI, TO:

               First Security Insurance Inc.
               405 South Main Street
               Salt Lake City, Utah 84111
               Attention:  Daniel S. Schull

               WITH A COPY TO:

               First Security Corporation
               79 South Main Street
               Salt Lake City, Utah  84111
               Attn:  Brad D. Hardy, Esq.

               AND WITH A COPY TO:

               Sylvia I. Iannucci, Esq.
               Ray, Quinney & Nebeker
               400 Deseret Building
               79 South Main Street
               Salt Lake City, Utah  84111

          IF TO O&H:

               Olson & Haig Employee Benefits, Inc.
               c/o James Haig
               3430 Seven Springs Drive
               Sandy, Utah  84092

               WITH A COPY TO:

               Evan A. Schmutz, Esq.
               Hill, Harrison, Johnson & Schmutz
               3319 North University Avenue, Suite 200
               Provo, Utah  84604


               (b) REQUIRED NOTICE. Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article 3 hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.

          9.4 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement and of the Merger Agreement, except for Section 2.4.1 of this Agreement, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

          9.5 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Utah, without reference to principles governing choice or conflicts of laws.

          9.6 ASSIGNMENT. The benefit of this Agreement may not be assigned or in any other manner transferred and the obligations may not be delegated. Subject to the foregoing limitation upon assignment and delegation, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, agents, heirs and assigns.

          9.7 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

          9.8 EXCLUSIVE MERGER AGREEMENT. O&H, its Board of Directors, and Shareholder covenant and agree that they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of O&H with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of O&H with or by any such third party.

          9.9 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 9.9 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 9.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

          9.10 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement without the Merger having been consummated, return promptly to the other parties all documentation provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available through no fault of the recipient party.

          9.11 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein. This Agreement supersedes all prior agreements between the parties hereto relating to all or part of the subject matter herein. No party has made any representations, oral or written, modifying or contradicting the terms of this Agreement. The parties may not amend, modify or cancel this Agreement except as provided herein or by a written agreement signed by all the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                    FIRST SECURITY CORPORATION

                    By: /s/ Morgan J. Evans
                        ------------------------------------
                        Morgan J. Evans,
                        President and Chief Operating Officer

                    FIRST SECURITY INSURANCE INC.

                    By: /s/ Daniel S. Schull
                        ------------------------------------
                        Daniel S. Schull,
                        President and Chief Executive Officer

                    OLSON & HAIG EMPLOYEE BENEFITS, INC.

                    By: /s/ James Haig
                        ------------------------------------
                        James Haig, President

                    SHAREHOLDER

                    /s/ James Haig
                    ----------------------------------------
                    JAMES HAIG, INDIVIDUALLY